UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report: March 7, 2008
(February 14, 2008)
(Date of earliest event reported)
LOUD TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

Washington	0-26524	91-1432133
(State of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)
16220 Wood-Red Road, N.E.
Woodinville, Washington 98072
(Address of principal executive offices, including zip code)
(425) 487-4333
(Registrant’s telephone number, including area code)
(Former name or former address, if
changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
On March 6, 2008, the registrant and the other parties to that certain Financing Agreement dated March 30, 2007 (the “Financing Agreement”) by and among the Registrant and certain of the Registrant’s subsidiaries and affiliates Ableco Finance LLC, as collateral agent for the lenders, the various lenders under that agreement, and GMAC Commercial Finance LLC, as administrative agent for the lenders entered into Waiver and Amendment No. 3 the Financing Agreement (the “Amendment”) to modify certain definitions used in the Financing Agreement. As of February 14, 2008, the Registrant determined that it had failed to comply with certain financial covenants measured as of December 31, 2007 as required by the Financing Agreement. Specifically, the Registrant failed to meet the covenants in the Financing Agreement relating to its EBITDA targets, fixed charge coverage ratio, and consolidated leverage ratio for the period ended December 31, 2007, which are collectively identified as the “Designated Events of Default”. The Amendment modifies certain definitions used in the Financing Agreement and requires the registrant to reduce the balance outstanding under the Financing Agreement by $7.5 million. The Amendment modifies the definition of “Consolidated EBITDA” and “Consolidated Funded Indebtedness” to change the calculations pursuant to these terms, as well as other terms used in the Financing Agreement. The Registrant has agreed to pay the lenders an amendment fee of $100,000. A copy of the Waiver and Amendment to Financing Agreement is attached as an exhibit to this Current Report on Form 8-K.
As a condition to entering into the Amendment, the Registrant’s lender requested that the Registrant seek $7.5 million in financing. The Registrant is currently in negotiations with its controlling stockholder and anticipates that the Registrant will issue $7.5 million of Senior Subordinated Convertible Notes due 2012 (the “Notes”) to the controlling stockholder. The Notes are proposed to bear interest at a rate of 15.25% per annum, payable in kind until maturity, and are to be convertible into common stock at a conversion price of $5.00. The terms of such conversion will be subject to approval of the holders of a majority of the Registrant’s outstanding shares of capital stock; however, as the controlling stockholder owns approximately 72.7% of the registrant’s voting stock, approval of the Note is virtually assured. The parties propose to pay the controlling stockholder a fee of $150,000 in connection with the transaction. The proceeds from the issuance of the Notes will be used to reduce the outstanding balance under the Financing Agreement.

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
The Existing Defaults described in Item 1.01 above were also a triggering event that accelerated a direct financial obligation of Loud and certain of its subsidiaries.

Item 3.02	Unregistered Sales of Equity Securities.
The issuance of the Notes to the Registrant’s controlling stockholder described in Item 1.01 above would also be an unregistered sale of equity securities.

Item 9.01	Financial Statements and Exhibits.

Exhibits	Description

10.1
Waiver and Amendment No. 3 to Financing Agreement by and among LOUD Technologies Inc., Grace Acquisition Co Limited, as the borrowers, each subsidiary of the Parent listed on the signature pages thereto, the lenders from time to time party thereto, Ableco Finance LLC, as collateral agent for the lenders, and GMAC Commercial Finance LLC, as administrative agent for the lenders, dated as of March 6, 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: March 7, 2008

LOUD Technologies Inc.
By:	/s/ James T. Engen
James T. Engen
Chairman, President and Chief Executive Officer